The Lincoln National Life Insurance Company
Customized Benefit Enhancement Rider
This Customized Benefit Enhancement Rider (the "Rider") is attached to and made a part of the Policy (the "Policy") to which it is attached. The effective date of the Rider is the Policy Date.  This Rider must be elected at issue and cannot be added after issuance of the Policy. This Rider is issued on a Case level basis and may not be available for issue in combination with other Riders.  Please read your Policy and this Rider carefully. There is no additional charge for this Rider.
This Rider uses terms found in the Policy.  Those terms have the same meaning as in the Policy unless we have indicated a change.  This Rider also contains terms that are not used in the Policy.  Such terms may be defined within the sentences where they appear, or they may be found in the Definitions section of this Rider.
What This Rider Provides
This Rider provides for an important benefit. The benefit under this Rider is designed to help you plan and balance your corporate/bank owned life insurance portfolio assets and liabilities.
While this Rider is In Force, subject to the provisions of this Rider, you will be eligible to receive a Customized Benefit Enhancement Amount (the "CBE Amount") which is an amount that may be added to the Surrender Value provided under your Policy.  The CBE Amount, if any, will be available only upon the Eligible Surrender of your Policy as defined below. The CBE Amount is not a value used when determining whether a Policy will Lapse or in calculating amounts available for loans or partial surrenders. NOTE: If you cancel your Policy during the "Right To Examine Period," the CBE Amount and any benefit provided under this Rider will be forfeited and is not payable.
Definitions
Customized Benefit Enhancement Amount ("CBE Amount")   The CBE Amount is the portion of the CBE Balance that will be paid upon an Eligible Surrender in a given Policy Year.
Customized Benefit Enhancement Balance ("CBE Balance")   The CBE Balance is the basis for determining the CBE Amount that is available to your Policy each Policy Year.
CBE Interest   CBE Interest will be credited based on the CBE Balance, less partial surrenders, if any. The CBE Interest Rate is shown in the Rider Specifications. In the first Policy Year, we will credit the CBE Interest daily at the daily equivalent rate. In each Policy Year after the first ("Subsequent Policy Years"), we will credit the CBE Interest monthly at the monthly equivalent rate on the Monthly Anniversary Day. The CBE Balance and CBE Amount will not reflect the accrued CBE Interest until the CBE Interest is credited.
CBE Percentage Rates  The CBE Percentage Rates are used to determine the CBE Amount available. These rates are requested by you and approved by us at Policy issue, based on your financial needs. The CBE Percentage Rates Table is shown on your Rider Specifications.
Case   A Case is all In Force life insurance policies issued by us having the same Case Number.  The Case Number is shown on your Rider Specifications.
Eligible Surrender   The full surrender of the Policy, except any full surrender of the Policy due to an internal exchange or external exchange under Section 1035 of the Internal Revenue Code. A partial surrender or a withdrawal for less than the full amount of your Policy is not an Eligible Surrender.
Maximum CBE Percentage Rates   The Maximum CBE Percentage Rates are used to determine the CBE Balance and CBE Amount. These rates are shown in the CBE Percentage Rates Table on your Rider Specifications.

Rider Benefit
Benefit  Unless this Rider is terminated earlier, we will pay an amount equal to the following, in lieu of the Surrender Value as described in your Policy, upon the Eligible Surrender:
a.	the Policy's Net Accumulation Value;
b.	less any accrued loan interest not yet charged;
c.	plus the CBE Amount, if any.
How We Determine the CBE Amount
The CBE Amount is calculated using the amount determined as the CBE Balance. The CBE Balance reflects premium paid, interest credited, and any partial surrenders taken throughout the Policy Year. The CBE Balance is calculated differently if you have a Term Insurance Rider attached to your Policy and In Force.
If you do NOT have a Term Insurance Rider attached to your Policy, in the first Policy Year, the CBE Balance will be calculated on any Valuation Day as: (a) the lesser of the cumulative premiums paid or the Target Premium; minus (b) the sum of the partial surrenders, if any; plus (c) CBE Interest credited.
In Subsequent Policy Years, a new CBE Balance is calculated for the next Policy Year and may subsequently be adjusted based on any partial surrender taken throughout the prior Policy Year.  The beginning CBE Balance on a Policy Anniversary will be calculated based upon: (a) the ending CBE Balance as of the last Valuation Day of the previous Policy Year; less (b) the CBE Amount not taken in the previous Policy Year; less (c) the sum of the partial surrenders taken in the previous Policy Year, if any; plus (d) CBE Interest credited during the previous Policy Year.
If you DO have a Term Insurance Rider attached to your Policy and In Force, in the first Policy Year the CBE Balance will be calculated on any Valuation Day as: (a) the lesser of the cumulative premiums paid or the Target Premium multiplied by the ratio of the Target Face Amount to the Policy's Initial Policy Specified Amount; minus (b) the sum of partial surrenders taken, if any; plus (c) CBE Interest credited.
In Subsequent Policy Years, the beginning CBE Balance on a Policy Anniversary will be calculated based upon: (a) the ending CBE Balance as of the last Valuation Day of the previous Policy Year; less (b) the CBE Amount not taken in the previous Policy Year; less (c) the sum of the partial surrenders taken in the previous Policy Year, if any; plus (d) CBE Interest credited in the previous Policy Year.
Once the applicable CBE Balance is determined, we calculate the CBE Amount. The CBE Amount is calculated differently if you have a Term Insurance Rider attached to your Policy and In Force.
If you do NOT have a Term Insurance Rider attached to your Policy the CBE Amount will be calculated on any Valuation Day by multiplying (a) the CBE Balance; by (b) the applicable CBE Percentage Rate.
If you DO have a Term Insurance Rider in effect on your Policy the CBE Amount will be calculated on any Valuation Day as the lesser of: (a) the CBE Balance multiplied by the product of the term blend adjustment factor, as described below, and the applicable Maximum CBE Percentage Rate; or (b) the CBE Balance multiplied by the applicable CBE Percentage Rate.
Term Blend Adjustment Factor   The term blend adjustment factor is equal to 1.0 unless a Term Insurance Rider is attached to the Policy.  If a Term Insurance Rider is attached to the Policy and In Force, the term blend adjustment factor will equal (1) plus [(2) multiplied by (3)] where:
(1)	is the Minimum Adjustment Factor, as shown on the Rider Specifications.
(2)	is one minus the Minimum Adjustment Factor.
(3)	is the ratio of the Initial Specified Amount to the Target Face Amount.

General Provisions
Effect on Policy Death Benefit Proceeds and Death Benefit Options   While this Rider is In Force, the Policy's "Death Benefit Proceeds" and "Death Benefit Options" provisions will use the Accumulation Value plus any applicable CBE Amount in place of the Accumulation Value.
Reinstatement   If your Policy terminates due to Lapse and is later reinstated, this Rider will also be reinstated.
Additional Terms and Conditions   The following terms and conditions may impact the timing and amount received of any full surrender Request while this Rider is In Force:
a.	The CBE Amount calculated under this Rider is subject to the Policy's "Deferment of Payments" provision.
b.	Additional policies may be added to an existing "Case," however all additional policies must follow the same CBE Percentage Rates shown in the CBE Percentage Rates Table on your Rider Specifications.
Termination   This Rider and all rights provided under it will terminate upon the earliest of the following:
a.	The Policy terminates (except for the benefits provided by any Change of Insured Benefit Rider attached to the Policy);
b.	The date we receive your Request to terminate this Rider; or
c.	The Policy's Maturity Date (this Rider may not be continued under the Policy's "Continuation of Coverage After the Maturity Date" provision).

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[President]

Rider Specifications
[CBE-865, Customized Benefit Enhancement ("CBE") Rider]
Case Number:                                         [238705610]
Target Premium On The Policy Date:                                                                                    [$X,XXX.XX]
Minimum Adjustment Factor:                                                                                    [0.75]
CBE Interest Rate:                                        [X.XX]% (annual effective rate equivalent to [X.XXXXX]% daily and [X.XXXXX]% monthly
CBE Percentage Rates Table
Policy Year	CBE Percentage Rates	Maximum CBE Percentage Rates
1	[5.00%]	[11.00%]
2	[5.00%]	[19.60%]
3	[5.00%]	[27.70%]
4	[5.00%]	[35.40%]
5	[5.00%]	[53.20%]
6	[5.00%]	[66.10%]
7	[5.00%]	[100.00%]
[8]	[5.00%]	[100.00%]
[9]	[5.00%]	[100.00%]
[10]	[5.00%]	[100.00%]
[11]	[5.00%]	[100.00%]
[12]	[5.00%]	[100.00%]
[13]	[5.00%]	[100.00%]
[14]	[5.00%]	[100.00%]
[15]	[100.00%]	[100.00%]